

Fiore
Sarasota, FL | Single-family rental townhomes

J.P. Morgan Real Estate Income Trust, Inc.

1H 2024 Stockholder Letter

J.P.Morgan
ASSET MANAGEMENT


msc
msc

Savannah Truck Terminal
Savannah, GA | Truck terminal

Dear JPMREIT Stockholder,

As J.P. Morgan Real Estate Income Trust, Inc. ("JPMREIT" or the "Company") recently passed its two-year anniversary in July, we are filled with both pride and determination. We are proud because we have delivered category-leading performance to our stockholders in a challenging real estate environment, outperforming both the Stanger NAV REIT and institutional real estate indices with an annualized total return of 6.1% since inception.[1] However, we are determined to do even better.

To achieve this, we have invested a total asset value of $421 million within New Economy growth sectors, which we believe are best positioned for appreciation over the next five to seven years. Our assets are diversified across various demand drivers, geographies, and value-creation strategies. For example, at Fiore, a single-family rental project in Sarasota, Florida, we are leasing newly built homes rather than purchasing occupied yet more expensive homes. In Savannah, Georgia, our truck terminal has appreciated in value due to rising local market rents driven by growing port volumes and limited land availability for additional truck terminals. In the right subsectors and geographies, both consumers and renters are driving demand for specific types of assets.

In the first half of 2024, JPMREIT generated a 2.7% total return for its Class I shares,[1] thanks to income generated from the portfolio and asset-level appreciation. Consistent with the real estate transaction market, where real estate asset prices have remained stable throughout the first two quarters, there was little change in the values of our assets, other than modest appreciation due to our value creation strategies. The Company continues to deliver an annualized 4.4% dividend,[1] supported by property cash flows, and aims to achieve 100% tax-deferred status of its income return, as it did in 2023.

JPMREIT added two assets during the first half of the year: the previously mentioned Fiore investment and the Shops at Grand Avenue in Queens, NY. Fiore

attracted us because newly built single-family rentals offer a more affordable and flexible alternative to high-cost, under-supplied for-sale housing, while providing more space for working from home compared to apartments. By taking on the leasing risk rather than buying a stabilized portfolio, we believe we can achieve a higher return. The Shops at Grand Avenue is our first neighborhood retail asset. We were attracted to its dense location with over one million people within a three-mile radius, a highly productive grocery store with a large, convenient parking field, and a tenant roster focused on services like fitness, beauty, medical, financial services, and food and beverage. The off-market nature of the transaction with a trusted partner also made the pricing attractive.

Both assets were purchased without debt. We have deliberately maintained a low leverage position, which stood at 25% loan-to-value (LTV). This provides us with flexibility to capitalize on opportunities that may arise from the Fed's interest rate decisions and gives us an advantage over competitors who are struggling with pre-rate-hike balance sheets. Stockholders should expect JPMREIT to continue operating at lower leverage levels in the near term.

As interest rates remain elevated, more owners of existing assets are pressured to sell, creating an extended window of opportunity for us to buy. Thanks to a resilient consumer, strong household formation, and wage growth, markets have remained healthy, allowing investors to price assets with predictable cash flows. As new housing and warehouse deliveries slow in 2025, we believe fundamentals will remain strong even as economic growth moderates.

Thank you for trusting us with your capital. We believe this is an extraordinary time to build a portfolio of high-quality assets that will benefit from the changes in the U.S. economy. The market conditions have been and will continue to be favorable for investment by JPMREIT, and our team will continue to work every day to create value for our trusted stockholders.

JPMREIT highlights

6.1%

Return since inception for Class I[1]

25%

Leverage ratio[4]

100%

Concentration in Live and Consumption driven assets

68%

Concentration in Sunbelt markets[2]

Chad Tredway
Chairperson of the Board &
Chief Executive Officer

Dave Esrig, CFA
Co-President

Doug Schwartz
Co-President

Portfolio overview[2]

$421M	25%	8	97%	July '22
Total asset value[3]	Leverage ratio[4]	Investments	Occupancy[5]	Inception

Asset allocation



<1%
4%
96%

- Real estate
- Real estate debt
- Real estate-related securities

Sector



5%
14%
40%
37%
21%
60%
10%
13%

- Live
  - Affordable housing
  - Student housing
  - Single-family rental
- Consume
  - Truck terminals
  - Service-oriented retail
  - Industrial outdoor storage

Region



32%
68%

- US South
- US East

Portfolio performance

Class		YTD	2023	Since Inception	Annualized Distribution Rate
Class I		2.75%	6.59%	6.06%	4.40%
Class D	No sales load With sales load	2.72% 1.21%	6.18% 4.61%	5.96% 4.91%	4.42%
Class S	No sales load With sales load	2.63% -0.84%	—	1.32% -2.10%	3.44%

As of June 30, 2024, unless otherwise stated. Total Return and Annualized Distribution Rate assume payment of the full upfront selling commissions and dealer manager fees (1.5% for Class D shares; 3.5% for Class S and Class T shares). Returns are annualized after one year. Performance quoted is past performance and is no guarantee of future results. Investment returns and principal value will fluctuate, so shares, when sold, may be worth more or less than original cost. Current performance may be higher or lower than returns shown. Performance includes the reinvestment of income and is net of all fees and expenses. Total Return is calculated as the percent change in the NAV per share from the beginning of the applicable period, plus the amount of any net distribution per share declared in the period. Total Return is not a measure used under generally accepted accounting principles in the United States ("GAAP"), and you should not consider Total Return to be equivalent to stockholders' equity or any other GAAP measure. NAV is calculated in accordance with the valuation guidelines approved by our board of directors. NAV is not a measure used under GAAP, and you should not consider NAV to be equivalent to stockholders' equity or any other GAAP measure. As of March 31, 2024, our total NAV was approximately $153.0 million and total stockholders' equity was approximately $127.6 million. For a full reconciliation of NAV to stockholders' equity and a discussion of the limitations and risks associated with our valuation methodology, please see the "Management's Discussion and Analysis of Financial Condition and Results of Operation—Net Asset Value" and "Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Net Asset Value" sections of our quarterly and annual reports filed with the SEC, which are available at www.jpmreit.com. For information on how we calculate NAV, see the "Net Asset Value Calculation and Valuation Guidelines" section of our prospectus. All returns shown assume reinvestment of distributions pursuant to JPMREIT's distribution reinvestment plan, are derived from unaudited financial information and are net of all JPMREIT expenses, including general and administrative expenses, transaction-related expenses, management fees, performance fees, and share class-specific fees, but exclude the impact of early repurchase deductions on the repurchase of shares that have been outstanding for less than one year and costs advanced by the Adviser as outlined in the prospectus. The returns have been prepared using unaudited data and valuations of the underlying investments in the JPMREIT portfolio, which are estimates of fair value and form the basis for JPMREIT's NAV. Valuations based upon unaudited reports from the underlying investments may be subject to later adjustments, may not correspond to realized value and may not accurately reflect the price at which assets could be liquidated. The Annualized Distribution Rate reflects the current month's distribution annualized and divided by the prior month's net asset value, which is inclusive of all fees and expenses. Distributions are not guaranteed and may be sourced from non-income items. JPMREIT may pay distributions from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings, return of capital or offering proceeds, and advances or the deferral of fees and expense reimbursements and JPMREIT has no limits on such amounts it may pay from such sources. As of Mach 31, 2024, 75% of distributions were from cash flows from operating activities and 25% were from offering proceeds.

Investment Highlights


STOP&SHOP
PartyCity

Shops at Grand Avenue
Queens, NY | Grocery- and service-oriented retail



Flore
Sarasota, FL | Single-family rental townhomes



Savannah Truck Terminal
Savannah, GA | Truck terminal



6200 Bristol Pike
Levittown, PA | Industrial outdoor storage



Caroline West Gray
Houston, TX | Affordable housing



Overall Creek Apartments (Mezz Loan)
Greater Nashville, TX | Multi-family mezzanine debt

Notes

For existing stockholders of JPMREIT only. This letter is not an offer to sell or a solicitation of an offer to buy any securities.

All figures are as of June 30, 2024, unless otherwise stated. **Past performance does not guarantee future results.**

Forward-Looking Statements. This document contains forward-looking statements about our business, the real estate capital markets and sectors within the real estate market. These forward-looking statements can be identified by the use of forward-looking terminology such as "expect," "continue," "may," "will," "should," "anticipate," "intend" or other similar words or the negatives thereof. These may include statements about plans, objectives, intentions, and expectations with respect to positioning within the real estate market, including the impact of macroeconomic trends and market forces. Such forward- looking statements are inherently uncertain and there are or may be important factors that could cause actual outcomes or results to differ materially from those indicated in such statements. We believe these factors include those described under the section entitled "Risk Factors" in JPMREIT's annual report for the most recent fiscal year, and any such updated factors included in JPMREIT's periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in JPMREIT's public filings. Except as otherwise required by federal securities laws, JPMREIT undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

The selected images of certain JPMREIT investments are provided for illustrative purposes only, are not representative of all JPMREIT investments of a given property type and are not representative of JPMREIT's entire portfolio. It should not be assumed that JPMREIT's investment in the properties identified and discussed herein were or will be profitable.

1 Refer to page 4 disclosure for performance and distribution calculation and disclosure. Over the time periods 1Q 2024, 2Q 2024 and 2023, the performance was 1.54%, 1.60 and 6.59% for JPMREIT Class I, 1.00%, 0.30% and -3.00% for the Stanger NAV REIT index, and -2.37%, -0.45%, -12.02% for the ODCE institutional index.

2 **Investment Allocation** is measured as the asset value (based on fair value) of each investment category (real estate investments, real estate debt investments and real estate-related securities) divided by the total asset value of all investment categories, including the value of any third-party interests in consolidated properties.

Sector weighting is measured as the asset value (based on fair value) of real estate investments and real estate debt for each sector category divided by the total asset value of all real estate investments and real estate debt, including the value of any third-party interests in such real estate investments. Consumption, live and work sector allocations reflect the total of the applicable subsectors.

Region Concentration represents regions as defined by NCREIF and the weighting is measured as the asset value of real estate properties and unconsolidated property investments for each regional category divided by the total asset value of all real estate properties, including the value of any third-party interests in consolidated properties. Please see the prospectus for more information on JPMREIT's investments.

3 Total asset value is measured as the gross asset value (based on fair value) of real estate investments and real estate debt investments plus the total fair value of real estate-related securities as well as the addition of any other assets (including cash or any other cash equivalents, but excluding cash associated with subscriptions received in advance).

4 JPMREIT's leverage ratio is measured by dividing (i) consolidated property-level and entity-level debt net of cash and loan-related restricted cash by (ii) the asset value of real estate investments (measured using the greater of fair market value and cost) plus the equity in JPMREIT's real estate debt and real estate-related investments. Indebtedness incurred (i) in connection with funding a deposit in advance of the closing of an investment or (ii) as other working capital advances, is not included as part of the calculation.

5 Reflects real estate operating property investments only and does not include real estate debt investments or real estate-related securities. Occupancy for our multifamily properties is measured monthly by dividing property market rent for occupied units by the gross market rent potential of all units. Gross market rent potential is the average monthly market rent of all units at the operating property. For our commercial investments, occupancy represents the percentage of all leased square footage divided by the total available square footage as indicated. Occupancy is weighted by the total real estate asset value of all investments in real estate. An operating property is an existing property that was purchased. For a newly developed property, operating is defined as reaching 60% occupancy or having been available for occupancy for a year from its certificate of occupancy.